Exhibit 99.1

CONTACTS: Dennis M. Oates	Steven V. DiTommaso	June Filingeri
Chairman,	Vice President and	President
President and CEO	Chief Financial Officer	Comm-Partners LLC
(412) 257-7609	(412) 257-7661	(203) 972-0186

UNIVERSAL STAINLESS REPORTS PRELIMINARY THIRD QUARTER 2022 RESULTS

- Third Quarter Conference Call to be Webcast on October 26 -

BRIDGEVILLE, PA, October 19, 2022 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that, based on preliminary results, it expects to report net sales for the third quarter of 2022 of $46.2 million, which is 12% lower than the second quarter of 2022, although 24% higher than the third quarter of 2021. Premium alloy sales are expected to represent 17% of total third quarter 2022 sales.

Shipment volume in the third quarter was approximately 20% lower sequentially due to three factors: the residual effects of a previously reported liquid metal spill in the second quarter; ongoing labor and supply chain challenges causing intermittent production outages at key facilities; and a spike in covid cases at company test labs late in September. In addition, a sharp decline in commodity prices over the past several months resulted in a negative misalignment between product surcharges and material costs totaling approximately $1.5 million.

As a result, the Company expects to report a net loss for the third quarter of approximately $0.14 per diluted share. That compares with a net loss of $0.16 per diluted share in the 2022 second quarter.

Chairman, President and CEO, Dennis Oates commented, “We are disappointed that operational setbacks prevented us from reaching our goals for the quarter, even as our order entry remains substantial, and our backlog reached a new record high of $246 million at the end of the third quarter. We are fully focused on getting back on track this quarter so we can respond to our customers’ needs and continue to take advantage of our market opportunities, especially in aerospace.”

Third Quarter Conference Call and Webcast

The Company will report financial results for the third quarter of 2022 on Wednesday, October 26, 2022. In conjunction with the earnings release, the Company will host a conference call at 10:00 a.m. (Eastern) on October 26th. The call will be webcast simultaneously for all interested parties over the Internet.

Those wishing to listen to the live conference call via telephone must click here to pre-register for the call and obtain a dial-in number and personal PIN number. The simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2022.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on its facilities and operations and our customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, copies of which are available from the SEC or may be obtained upon request from the Company.

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